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                                                            Exhibit d(2)


                      AMENDMENT DATED SEPTEMBER 16, 1999
                                 TO SCHEDULE A

            TO THE INVESTMENT ADVISORY AGREEMENT (THE "AGREEMENT")
                            DATED DECEMBER 31, 1992

                                    BETWEEN
                     ABN AMRO ASSET MANAGEMENT (USA) INC.

                                      AND
                                ABN AMRO FUNDS


Pursuant to the Introduction and Article 3 of the Agreement, Schedule A to the Agreement is hereby amended to include Institutional Treasury Money Market Fund
(US), Institutional Government Money Market Fund (US) and Institutional Prime Money Market Fund (US).


ABN AMRO FUNDS
By: /s/ Steven A. Smith
Title: Sr. Vice President

ABN AMRO ASSET MANAGEMENT (USA) INC.
By: /s/ Randall Hampton
Title: